SECRETARY OF STATE

[SEAL]

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that INTERNET INFINITY, INC. did on December 17, 2004 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 20, 2004.

[SEAL]	/s/ Dean Heller

DEAN HELLER
Secretary of State

By /s/ [illegible]
Certification Clerk

Exhibit 3.3
Page 1 of 4 Pages

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	FILED #C34406-04 DEC 17 2004 In the office of /s/ Dean Heller Dean Heller Secretary of State

Articles of Incorporation
(Pursuant to NRS 78)

1.	Name of Corporation:

INTERNET INFINITY, INC.

2.	Resident Agent Name and Street Address:

Capitol Corporate Services, Inc.
202 S. Minnesota Street
Carson City, Nevada 89703

3.	Shares:

See attached provisions, incorporated herein by reference.

Number of shares with par value:
		20,000,000	Common	$0.001
		1,000,000	Preferred	$0.001
Number of shares without par value: None

4.	Names and Addresses of Board of Directors:

	1.	George P. Morris
413 Avenue G, #1, Redondo Beach, CA 90277
	2.	Roger Casas
108 E. 228th Street, Carson, CA 90745
	3.	Shirlene Bradshaw
1900 W. Artesia, #38, Gardena, CA 90745

5.	Purpose:

The purpose of this Corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes.

Exhibit 3.3
Page 2 of 4 Pages

6.	Names, Address and Signature of Incorporator:

	Michelle Ellis	/s/ Michelle Ellis
202 S. Minnesota Street, Carson City, NV 89703

7.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.

	/s/ Natasha Kiernan	12/17/04
Authorized Signature of R.A.. or on Behalf of R.A. Company

Exhibit 3.3
Page 3 of 4 Pages

ATTACHMENT TO

ARTICLES OF INCORPORATION
(Pursuant to NRS 78)
OF

INTERNET INFINITY, INC.

3.	Shares

The total number of shares of stock which the Corporation shall have authority to issue is 21,000,000 of which stock 1,000,000 of the par value of $0.001 per share shall be designated Preferred Stock and of which 20,000,000 shares of the par value of $0.001 per share shall be designated Common Stock.

Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors, each series of Preferred Stock to have such relative, participating, optional or special rights, qualifications, limitations or restrictions thereof, all as shall be stated in the resolution or resolutions providing for the issue of such Preferred Stock. Shares of any series of Preferred Stock which may be redeemed, purchased, converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of preferred stock.

Exhibit 3.3
Page 4 of 4 Pages